Exhibit 5.1

Baker & McKenzie

ABN 32 266 778 912

Tower One - International Towers Sydney

Level 46, 100 Barangaroo Avenue

Barangaroo NSW 2000

Australia

P.O. Box R126

Royal Exchange NSW 1225

Australia

Tel: +61 2 9225 0200

Fax: +61 2 9225 1595

DX: 218 SYDNEY

www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Washington, DC

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

30 January 2024

The Directors

Kazia Therapeutics Limited

Three International Towers

Level 24, 300 Barangaroo Ave

SYDNEY NSW 2000

Dear Directors

Kazia Therapeutics Limited - Registration Statement on Form F-1

We have acted as Australian legal counsel to Kazia Therapeutics Limited ACN 063 259 754 (Company), a public company limited by shares incorporated under the laws of the Commonwealth of Australia, in connection with its filing with the U.S. Securities and Exchange Commission (Commission) of a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended (Securities Act) (Registration Statement).

The Registration Statement relates to the resale from time to time by the selling shareholders, including its transferees, donees, pledgees or successors-in-interest (Selling Shareholders) identified in the preliminary prospectus contained in the Registration Statement (Preliminary Prospectus) of up to 4,755,556 American Depositary Shares (ADSs), each representing ten fully paid ordinary shares in the capital of the Company (Shares), issued or issuable upon the exercise of warrants comprised of (i) warrants issued in a concurrent private placement in connection with the Company’s registered direct offering in December 2023 (Ordinary Share Warrants), pursuant to the Securities Purchase Agreement, dated as of 30 November 2023, between the Company and the investor named therein (Securities Purchase Agreement), and (ii) warrants issued in a private placement (Placement Agent Warrants), pursuant to an engagement letter dated as of 14 August 2023 (Engagement Letter), between the Company and H.C. Wainwright & Co., LLC. The Ordinary Share Warrants and Placement Agent Warrants are collectively referred to as the Warrants.

1.  Documents examined

1.1  For the purposes of this opinion, we have examined and relied on copies of the following documents:

(a)   the Registration Statement;

(b)   the Preliminary Prospectus;

(c)   the Securities Purchase Agreement;

(d)   the Engagement Letter; and

Baker & McKenzie, an Australian Partnership, is a member of Baker & McKenzie International.

(e)	the Constitution of the Company dated 16 November 2022 (Constitution).

1.2

We have also examined and relied upon a certificate, dated 26 January 2024, of the Chief Executive Officer of the Company, John Edwin Friend II, certifying the accuracy and completeness of the Constitution and circulating resolutions of the Board of Directors of the Company dated 27 January 2024, 30 November 2023, 4 December 2023 and 22 April 2022.

1.3	We have also examined such other documents and made such enquiries as to questions of law as we have deemed relevant and necessary in order to render the opinions set forth below.

2.	Searches

2.1

We have relied on the information that is available to the public in extract form in relation to the Company from the companies register maintained by the Australian Securities and Investments Commission (ASIC) on 29 January 2024 at 11:20 am (Sydney time).

2.2	We have not made any other searches for the purposes of giving this opinion.

3.	Assumptions

3.1	For the purpose of the opinions expressed herein, we have assumed:

(a)

the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	all documents, instruments and certificates submitted to us have not been modified, amended or terminated by subsequent actions or agreements of which we are not aware;

(c)

that each party to each document (including the Securities Purchase Agreement and the Engagement Letter, as referred to the Preliminary Prospectus) has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder (other than with respect to the Company to the extent expressly set forth in paragraph 5.1(b) below);

(d)	any facts which may give reason to question the validity, continuing effectiveness or lawfulness of any document or instrument have been drawn to our attention;

(e)

all matters of internal management required by the constitution of each of the parties to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(f)

any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations of all parties to those documents and none of the execution, delivery or performance of any document by any party to the document violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(g)

the Company has not and will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive (including by way of omission) in relation to any issuance or resale of the ADSs or the issuance of the Shares underlying those ADSs;

(h)

there will be no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to any issuance or resale of ADSs or the issuance of the Shares underlying those ADSs upon exercise of the Ordinary Share Warrants or the Placement Agent Warrants, as applicable, or the resale of the ADSs pursuant to the Registration Statement or the Preliminary Prospectus;

(i)

all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing and undertaking a search of the companies register maintained by ASIC as noted in paragraph 2.1, in order for us to provide this opinion;

(j)

the Company is and will be able to pay its debts as and when they fall due and is and will be otherwise solvent as at the time any ADSs and any Shares underlying those ADSs are issued upon exercise of the Ordinary Share Warrants or the Placement Agent Warrants, as applicable, and any ADSs are resold by the Selling Shareholders; and

(k)	the details revealed by our search of the companies register maintained by ASIC is current at the date of that search.

3.2

The fact that the above assumptions have been made does not imply that we have made any inquiry to verify them. However, nothing has come to our attention in the course of our involvement in the filing of the Registration Statement which has caused us to believe, and we do not believe, that any of these assumptions are incorrect.

4.	Qualifications

4.1	Our opinions expressed in this opinion are subject to the following qualifications:

(a)

we have acted and been involved only in our capacity as Australian legal counsel to the Company as described in this opinion. We express no opinion as to the impact or relevance of the laws of any other jurisdiction;

(b)	we express no opinion on the business, operational, commercial, market-related, financial, accounting, insurance, superannuation or taxation matters referred to in the Preliminary Prospectus;

(c)

the Registration Statement, and any amendments thereto (including all necessary post-effective amendments), becoming effective under the Securities Act and remaining effective at the time of resale of any ADSs and Shares thereunder;

(d)

an appropriate final prospectus with respect to the resale of the ADSs being prepared, delivered and timely filed with the Commission in compliance with the Securities Act and the applicable rules and regulations thereunder;

(e)

the terms of the issuance and resale of the ADSs being in conformity with the Constitution and the Corporations Act 2001 (Cth) (Corporations Act), and in the manner stated in the Registration Statement and the Preliminary Prospectus, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and

(f)

the statements made and opinions given in this opinion are based on the knowledge of those partners and solicitors of Baker & McKenzie who have acted for the Company in connection with the filing of the Registration Statement. We have not made inquiries of other partners or solicitors of Baker & McKenzie who may have knowledge acquired in the course of acting on other matters for the Company or for other clients of the firm.

5.	Opinion

5.1	Subject to the assumptions and qualifications set out in this opinion, we are of the opinion:

(a)

the Company is duly incorporated and validly existing under the laws of the Commonwealth of Australia and in good standing (as such term is not defined under the Corporations Act, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	the issue of the ADSs and the Shares underlying those ADSs has been duly authorised by the Company; and

(c)

the Shares underlying the ADSs, when issued upon exercise of the Warrants in accordance with the Securities Purchase Agreement or the Engagement Letter, as applicable, will be validly issued, fully paid and “non-assessable” (for the purposes of this opinion, the term “non-assessable” when used to describe the liability of a person as the registered holder of securities is not a concept known under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such securities, having fully paid all amounts due on the resale of such securities, are under no personal liability under the Corporations Act to contribute to the assets and liabilities of the Company on a winding up of the Company or subject to any call for payment of further capital in their capacity solely as holders of securities).

6.	Applicability

6.1

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under that Act.

6.2

This opinion is given in respect of the laws of New South Wales and the Commonwealth of Australia which are in force at 9:00 am (Sydney time) as at the date of this opinion. We have not investigated and do not express any view about, any law other than that of Australia.

6.3	This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

6.4

This opinion is deemed to be given as of the date of this letter and will speak as at such date. We do not undertake any obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or binding authority) that may occur or come to our attention after the date of this letter which may affect our opinion.

6.5

This opinion is given only on behalf of Baker & McKenzie, an Australian partnership, and not on behalf of any other member firm of Baker & McKenzie International. In this opinion, “Baker & McKenzie”, “we”, “us”, “our” and like expressions should be construed accordingly.

Yours sincerely

/s/ Baker & McKenzie Baker & McKenzie

5